EXHIBIT 99.1

COMPANY CONTACTS: Diane Morefield EVP, Chief Financial Officer Strategic Hotels & Resorts, Inc. (312) 658-5740

Jonathan Stanner SVP, Capital Markets, Acquisitions & Treasurer Strategic Hotels & Resorts, Inc. (312) 658-5746

FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 9, 2014

STRATEGIC HOTELS & RESORTS, INC. CLOSES ACQUISITION OF THE FOUR SEASONS RESORT SCOTTSDALE AT TROON NORTH
CHICAGO – December 9, 2014 - Strategic Hotels & Resorts, Inc. (NYSE: BEE), today announced that the Company closed on the acquisition of the Four Seasons Resort Scottsdale at Troon North for $140.0 million, which includes 13.8-acres of developable land zoned for an additional 88 hotel keys and potential incremental residential usage. The 210-guestroom, AAA Five Diamond destination resort is located on approximately 40-acres in the northern region of Scottsdale, Arizona. The hotel features 22 suites, 24,000 square feet of indoor meeting space, a 14-treatment room spa, four food and beverage outlets and contractual access to 36 holes of championship golf at the adjacent Troon North Golf Club.
About the Company
Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value enhancing asset management of high-end hotels and resorts in the United States and Europe. The Company currently has ownership interests in 17 properties with an aggregate of 8,075 rooms and 860,000 square feet of multi-purpose meeting and banqueting space. For a list of current properties and for further information, please visit the Company’s website at www.strategichotels.com.